Exhibit 10.7

SEPARATION AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (“Agreement”) is entered into by and between Bobby D. Spaid, an individual, and Beckman Coulter, Inc., a Delaware Corporation (the “Company”).

RECITALS

WHEREAS, Employee has been employed as a Senior Vice President by the Company;

WHEREAS, Employee’s employment by the Company has terminated effective January 15, 2007 (“Termination Date”), and Employee and Company wish to enter into this Agreement upon the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereby agree as follows:

1.	Payments and Benefits.

a.	For a twelve (12) month period, commencing immediately following the Termination Date, the Company shall pay Employee or his estate a total of $306,425.00, to be paid in the approximate amount of $11,785.57 on each of the Company’s normal bi-weekly payroll dates and pro-rated as required at the beginning and end of the twelve month period.

b.	The Company shall also pay Employee or his estate a bonus under the 2006 Employee Incentive Plan in the amount of $109,547 on or about the time it pays its employees bonuses for 2006 performance.

c.	The vesting of Employee’s 2006 award of 2,000 stock units will be accelerated to vest on the expiration of the Revocation Period described below without Employee having revoked, rescinded or terminated this Agreement.

d.	The Company shall provide Employee with Ayco Financial Planning Services (or a successor service if one is selected by the Company) until January 15, 2008, in accordance with the program provisions applicable during this period.

e.	The Company shall provide an outplacement program to Employee through the firm of Employee’s choice in an amount not to exceed $15,000. The Company will make payments directly to the outplacement services provider. This amount is to be used for outplacement services only. These services will be provided until the date Employee obtains other employment or January 15, 2008, whichever date occurs earlier. No amount of any unused portion will be refunded or payable to Employee.

f.	To the extent payments of any above amounts are subject to income and employment taxes, applicable withholdings will be made by the Company.

g.	To the extent any amounts to be paid Employee as shown herein in this Agreement or pursuant to any benefit or compensation plans are subject to Section 409A of the Internal Revenue Code, as amended (“Section 409A”), Company and Employee agree to reasonably cooperate to adopt any amendments to the Agreement that may be necessary or advisable in order to avoid the imputation of tax or any tax penalties pursuant to Section 409A. No such future amendments will reduce the amounts due to the Employee or his estate under this Agreement. Employee acknowledges that certain payments may need to be delayed under Section 409A.

2.	General Release.

a.	Employee, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby absolutely and forever release and discharge the Company, any of its past, present or future parent companies, subsidiaries, affiliates, divisions, successors, assigns, trust fiduciaries, stockholders, agents, directors, officers, employees, representatives, heirs, attorneys, and all persons acting by, through, under or in concert with them, or any of them (hereinafter collectively known as “Releasees”) of and from any and all manner of claims, causes of action, or complaints, in law or in equity, of any nature whatsoever, know or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, (hereinafter called “Claims”), which Employee now has or may have against the Releasees, or any of them, arising out of Employee’s employment or termination from employment with the Company, and any other claim of any nature whatsoever based upon any fact or event occurring prior to the date Employee executes this Agreement. If any action is brought by or on Employee’s behalf relating to any matters released, Releasees shall be entitled to a return from Employee in the amount equivalent to all payments mentioned under Paragraph 1 above. The return of such amounts shall not extinguish the Agreement or Employee’s obligations hereunder.

b.

Without limiting the generality of Paragraph 2(a), Employee also specifically agrees to waive any right to recovery based on local, state or federal age, sex, orientation, race, color, national origin, marital status, religion, medical condition, physical disability, or mental disability laws, including without limitation, Title VII of the Civil Rights Act of 1964, The Age Discrimination in Employment Act of 1967, the Americans with Disability Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any other federal, state or local law, regulation, or ordinance, or any claim for severance pay, bonus, holiday pay, sick leave, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation, or disability, whether such claim or claims may be based on an action filed by Employee or by a governmental agency; provided that this release does not cover any Claim that cannot be so released as a matter of applicable law.

Employee acknowledges that he has received all salary, wages, expenses, reimbursements, and other monies to which he was entitled and has received all vacation, holiday, medical and family leave, military leave or other benefits under any policy or statute to which he is or has been entitled.

c.	Employee is aware that after the effective date of this Agreement, he may discover facts different from, or in addition to, those Employee now knows or believes to be true with respect to the Claims released herein above, and agrees that this Agreement shall be and remains in effect in all respects as a complete and general release as to all matters released, notwithstanding any different or additional facts.

d.	It is Employee’s intention in executing this Agreement that it shall be effective as a bar to each and every claim of any nature whatsoever hereby released. In furtherance of this intention, Employee specifically waives the benefit of SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA, which states the following:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THIS RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

e.	Nothing in this Agreement shall prohibit Employee from bringing an action to enforce this Agreement, or to obtain any rights under Article VIII of the By-laws of the Company to the extent applicable.

3.	Benefit and Compensation Plans.

a.	The Company shall provide to Employee continued eligibility to participate in the Company’s medical plan coverage at normal active employee rates for a period of three months, and thereafter at the Company’s COBRA rates for the balance of the continuation period required by COBRA. All other health benefits for which Employee shall be eligible under COBRA shall be at the Company’s COBRA rates. Employee acknowledges and agrees that all medical and other health benefit premiums shall be at Employee’s own expense and are subject to premium increases.

b.	The Company has included in Employee’s final paycheck the amount of $23,571 for unused vacation days. Employee acknowledges and agrees that the amount is correct. The Company confirms that this amount will be included in Employee’s final average earnings for calculation purposes of all pension benefits.

c.

Employee acknowledges and agrees that except as to benefits and compensation expressly provided for in this Agreement, any rights to receive payments, stock, and benefits from various employee and executive benefit and compensation awards, plans or programs shall be governed by the rules and/or terms and conditions of those awards, plans or programs as they now exist or are amended in the future, and further, that entering into this Agreement shall not limit the right of the Company, its subsidiaries or its or their successors to amend or terminate any such awards, plans or programs or benefits thereunder. Any amendments or terminations of such awards, plans, programs, or benefits thereunder, shall apply to Employee as they would to other similar participants or recipients of such plans, programs or benefits.

d.	Employee acknowledges and agrees that by accepting, agreeing to and executing this Agreement, Employee is not entitle to and waives any and all rights to Basic and Additional Benefits as defined under the Beckman Coulter, Inc. Separation Pay Plan - #594, and any payments under any annual incentive plan, including but not limited to the 2007 Executive Annual Incentive Plan except as provided in Paragraph 1(b).

4.	Return of Property; Expenses. Employee agrees and to return any and all Company property, including but not limited to your cell phone, pager, laptop, credit cards, customer files, technical business or financial information, training manuals, reports, memos, copies, business plans, strategic planning documents, business files, records, lists, keys, access cards/codes and any other items that are Company property no later than January 16, 2007. Any reimbursement of expenses shall be made to Employee in accordance with the Company’s procedures relating to the expense reimbursement. Employee agrees to turn in all final expense report requests for reimbursement by January 31,2007 and hereby waives any claim to reimbursement for expenses that are not submitted for requested reimbursement by January 31, 2007.

5.	Confidential Information. Employee shall comply with the obligations of any confidentiality, proprietary information and/or inventions assignment agreements that Employee has entered into with the Company and/or its subsidiaries or affiliates, including but not limited to such terms of Employee’s “Employment Agreement” dated July 10, 2000, (the “Confidentiality Agreements”). Employee acknowledges that the terms of the Confidentiality Agreements are not superseded by this Agreement and Employee shall comply with those obligations of the Confidentiality Agreements that survive the termination of Employee’s employment with the Company and/or its subsidiaries or affiliates. Employee expressly understands that Employee’s agreement to comply with this paragraph 5 represents a material provision of this Agreement and is indispensable to the Company’s agreement to enter into this Agreement. Employee further agrees that any violation or breach of Employee’s commitments and agreement will cause irreparable damage and injury that could not be fully remedied or compensated by monetary damages alone or in an action at law. Employee therefore agrees and hereby stipulates that the Company shall be entitled to receive all available remedies, including temporary and/or permanent injunctive relief, and attorneys’ fees and costs if successful in pursuit of any remedies and injunctive relief, should Employee breach any provisions of the Confidentiality Agreements.

6.	Cooperation. Employee shall cooperate with the Company and/or its subsidiaries or affiliates, and each of their respective attorneys or other legal representatives (collectively referred to as “Attorneys”) in connection with any claim, litigation, or judicial or arbitral proceeding which is now pending or may hereinafter be brought by or against the Company or which becomes contemplated by or against the Company and/or any of its subsidiaries or affiliates by any third party. Employee’s duty of cooperation under this Paragraph 6 shall include, but shall not be limited to, (a) meeting with Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Employee’s knowledge of the matters at issue and recollection of events; (b) appearing at the Company’s and/or it subsidiaries’ or affiliates’ and/or their Attorneys’ request as a witness at depositions, trial or other proceedings, without the necessity of a subpoena, in order to state truthfully Employee’s knowledge of the matters at issue; and (c) signing at the Company’s and/it subsidiaries’ or affiliates’ and/or their Attorneys’ request declarations or affidavits that truthfully state the matters of which Employee has knowledge. The Company shall promptly reimburse Employee for his actual and reasonable travel or other out-of-pocket expenses that Employee may incur in cooperating with the Company, its subsidiaries or affiliates, and/or their Attorneys pursuant to this Paragraph 6.

7.	No Transferred Claims. Employee warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold any or all Releasees harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

8.	Nondisparagement. Employee shall not (a) directly or indirectly, make or ratify any disparaging, uncomplimentary or negative remarks, public or private, oral or written, to any person about the Company (including its subsidiaries and affiliates), or its or their products, business affairs, directors, or employees; or (b) make any statement or engage in any conduct that has the purpose or effect of disrupting the business of Company, it subsidiaries or affiliates; provided, however, that nothing in this Paragraph 8 shall prohibit Employee from testifying truthfully in response to any subpoena, court or arbitral order or governmental investigation. If Employee receives or is served with any subpoena or notice of appearance at any court or arbitral proceeding or governmental investigation, he agrees to provide written notice of same to Company promptly within 2 days of receipt.

9.	Settlement of Disputes.

a.

The Company and Employee hereby consent to the resolution by arbitration of all disputes, issues, claims or controversies arising out of or in connection with this Agreement. Each party’s promise to resolve any and all such claims, issues, or disputes by arbitration in accordance with this Agreement rather than through the course of litigation, is consideration for the other party’s like promise. It is further agreed that the decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the Company and Employee and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. The Company will pay for the cost and fees of arbitration.

b.	However, thirty (30) days prior to submittal of any dispute to formal arbitration Employee and the Company agree to meet to resolve said dispute. If no resolution appears possible, the dispute will be submitted to formal arbitration after said 30-day period pursuant to the procedure set forth herein.

c.	Except as otherwise provided herein or by mutual agreement of the parties, any arbitration shall be administrated in accordance with the then current Commercial Arbitration Procedures of the American Arbitration Association (AAA) before a single arbitrator in the state in which the arbitration is convened. The arbitration shall be held in Orange County, California, or at any other location mutually agreed upon by the parties.

d.	The parties shall attempt to agree upon the arbitrator. If the parties cannot agree on the arbitrator, the AAA shall then provide the names of nine (9) arbitrators experienced in business employment matters along with their resumes and fee schedules. Each party may strike all names on the list it deems unacceptable. If more than one common name remains on the list of all parties, the parties shall strike names alternately until only one remains. The party who did not initiate the claim shall strike first. If no common name remains on the lists of the parties, the AAA shall furnish an additional list until an arbitrator is selected.

e.	The arbitrator shall interpret this Agreement, and any applicable Company policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable) of the State of California, or applicable federal law. In reaching his or her decision, the arbitrator shall have no authority to change or modify any lawful Company policy, rule or regulation, or this Agreement except as may be permitted under Paragraph 10 below. The arbitration, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including, but not limited to, any claim that all or any part of this Agreement is voidable.

10.

Severable Provisions. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement or application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.

Notwithstanding the foregoing, if such provision could be more narrowly drawn so as to not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provision of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

11.	Indemnification. The Company’s director and officer insurance as well as the indemnification set forth in the Company’s by-laws and certificate of incorporation will apply to Employee to the extent permitted by law for all appropriate conduct carried out by Employee in the course and scope of Employee’s responsibilities while Employee is and was an employee of the Company.

12.	Agreement; Amendment; Waiver. This Agreement represents the sole and entire agreement between the parties and supersedes all prior agreements, negotiations, and discussions with respect to the subject matters covered. Any amendment to this Agreement must be in writing, signed by the parties hereto, and stating the intent of the parties to amend this Agreement. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

13.	Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

14.	Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

15.	Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

16.	Miscellaneous.

a.	All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:	Bobby Spaid [private]

If to the Company:	Attention: General Counsel Beckman Coulter, Inc. 4300 N. Harbor Boulevard Fullerton, CA 92834-3100

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

b.	This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

c.	Robert Hurley, the Company’s Senior Vice President, Human Resources, or his delegate will be the contact person for Employee regarding any administrative or implementation questions Employee may have.

17.	Employee expressly acknowledges and agrees that by entering into this Agreement, Employee is waiving any and all rights or Claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Agreement. Employee further expressly acknowledges and agrees that:

a.	In return for this Agreement, Employee will receive consideration beyond that which Employee was already entitled to receive before entering into this Agreement;

b.	He has carefully read and understands this Agreement and its final and binding effect;

c.	This Agreement constitutes a voluntary waiver of any and all rights and Claims hereby released against Releasees as of the date of the execution of this Agreement including, but not limited to, rights or claims arising under the Federal Age Discrimination in Employment Act of 1967;

d.	He has waived rights or claims pursuant to this Agreement in exchange for consideration, the value of which exceeds payment of remuneration and other amounts to which he was already entitled;

e.	He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

f.	He was given a copy of this Agreement on January 15, 2007 and informed that he had twenty-one (21) days within which to consider the terms of this Agreement and that if he wished to execute this Agreement prior to the expiration of such 21-day period, he voluntarily and knowingly chose to do so.

g.	He was informed that he had a period of seven (7) days following the date of execution of this Agreement to revoke this Agreement (“Revocation Period”).

This Agreement will become null and void if he elects revocation during that time. Any revocation must be in writing and must be received by the Company during the Revocation Period. If Employee exercises his right of revocation, neither the Company nor Employee will have any obligations under this Agreement. Employee understands that this Agreement shall not be effective or enforceable until such Revocation Period has expired;

h.	He has not relied on any promise, representation or inducement not expressed in this Agreement; and

i.	He has voluntarily chosen to enter into this Agreement and has not been forced or pressured in any way to sign it.

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it.

EXECUTED this   25th   day of   January          , 2007, at                         County, California.

“Employee”

    /s/ Bobby D. Spaid

Bobby D. Spaid

BECKMAN COULTER, INC.

By:  /s/ James R. Hurley

        James R. Hurley

        Sr. Vice President, Human

        Resources/Communications